Exhibit 10.4

CLOSING AGREEMENT AND JOINT ESCROW INSTRUCTIONS

This Closing Agreement and Joint Escrow Instructions (“Agreement”) is dated December 17, 2018, and is between Clyra Medical Technologies, Inc. (formerly named Clyra Acquisition Corp.), a California corporation, whose principal office is located at 14921 Chestnut St., Westminster, CA 92683 (“Clyra”), and Scion Solutions, LLC, an Indiana limited liability company whose principal office is located at 15 EMS T30A Lane, Leesburg, Indiana 46538 (“Scion”).

RECITALS

A.     The parties entered into that certain Stock Purchase Agreement and Plan of Reorganization dated September 26, 2018 (the “Stock Purchase Agreement”) pursuant to which Clyra acquired Scion’s assets in exchange for consideration comprised of an aggregate 31,000 shares of Clyra common stock and a promissory note in the principal amount of $1,250,000;

B.     The parties entered into that certain Escrow Agreement dated September 26, 2018 (“Escrow Agreement”) through which the parties instructed an escrow agent (“Escrow Agent”) to hold the Clyra common stock until it is notified that the conditions established in the Purchase Agreement for release of the shares to Scion have been satisfied.

C.     The Purchase Agreement provides that the Clyra common stock would be released in stages as follows: (i) one-half of the shares to be released upon raising $1,000,000 in “base capital”, and (ii) one-fifth of the remaining shares upon each of (a) notification of FDA premarket clearance of certain orthopedics products, or Clyra’s recognition of $100,000 gross revenue; (b) Clyra’s recognition of $100,000 in aggregate gross revenue; (c) the granting of all or any part of the patent application for the Skin Disc product, or Clyra’s recognition of $500,000 in gross revenue; (d) Clyra’s recognition of $1,000,000 in gross revenue; and (e) Clyra’s recognition of $2,000,000 in gross revenue.

D.     On October 8, 2018, Clyra commenced a $1,500,000 private offering of its 10% of its common shares at a price of $200 per share (the “Offering”), the proceeds of which were required to be escrowed until $1,000,000 was invested.

E.     As of the date hereof, more than $1,000,000 has been invested in the Clyra Offering, and as such, the Offering proceeds may be released from escrow, and the conditions for the release of one-half of the consideration to Scion in the Escrow Agreement has been met.

F.     In light of foregoing, the Parties desire to enter into this Agreement to confirm the closing of the Scion transaction, the release of certain proceeds from escrow, and other related items.

NOW, THEREFORE, in consideration of the premises above recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1.     Closing. The parties agree that the $1,000,000 Base Capital has been raised and that the Base Capital Deadline has been met. The parties agree that the provisions of the offering now allow for distribution of the proceeds of the offering, and that future investments are no longer required to be escrowed.

2.     Escrow Instructions. The parties hereby jointly instruct the Escrow Agent to release the following to Scion: (i) a share certificate representing 10,500 Clyra common shares; and (ii) a share certificate representing 5,000 Clyra common shares eligible for redemption into BioLargo, Inc. common stock at a rate of 714.2858 BioLargo common shares per one Clyra share (subject to adjustment set forth in Section 5 below).

3.     Promissory Note. Clyra shall execute a promissory note in the principal amount of $1,250,000, dated the date hereof, in substantially the form as attached as Exhibit D to the Purchase Agreement. Clyra shall pay to Scion within 2 business days of the date hereof 25% of all funds received from third parties as required by the note.

4.     Clyra Board of Directors. The Purchase Agreement provides that upon the closing of the transaction, Clyra’s board shall increase from three positions to five positions, and that Scion may appoint two members to the board. Scion hereby elects to appoint Spencer Brown and Tanya Rhodes as its two members.

5.     Adjustment of BioLargo Common Shares. Clyra holds 7,142,858 shares of BioLargo common stock available for redemption by Scion pursuant to the terms of the Purchase Agreement. If BioLargo shall at any time or from time to time after the date hereof effect a subdivision of its common stock, the number of BioLargo common shares available for redemption immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date hereof combine the outstanding Common Stock, the number of BioLargo common shares available for redemption immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.     Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument. Executed copies of this Agreement transmitted by facsimile or e-mail shall be valid and binding.

7.     Further Action. The parties shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

8.     Authorization. Each respective person executing this Agreement represents and warrants that said person is duly authorized to execute this Agreement on behalf of the party for whom such person purports to execute this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Clyra Medical Technologies, Inc. (formerly Clyra Acquisition Corp.), a California corporation

By:	/s/ Steven V. Harrison
Steven V. Harrison, President

Scion Solutions, LLC An Indiana limited liability company

By:	/s/ Spencer Brown
Spencer Brown, Manager

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